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                              INVESTMENT AGREEMENT


                            entered into by and among


                                 FiberCore, Inc.

                                 FiberCore Ltda.


                                       and


                  Algar S.A. - Empreendimentos e Participacoes

                            Xtal Fibras Opticas S.A.


                                       and


                            Mamore Participacoes S.A.


                                       on


                                  June 01, 2000



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                              INVESTMENT AGREEMENT


By this Investment Agreement (the "Agreement"), executed and entered into in the City of Sao Paulo, Sao Paulo, Brazil, on this June 1st, 2000, by and among the parties below, on one side;

1. FiberCore, Inc., a company duly organized and validly existing under the laws of the State of Nevada, United States of America, with head offices at 253, Worcester Road, Charlton, MA ("FCI"), herein duly represented by its authorized representative, or any other company or individual to be designated by it;

2. FiberCore Ltda. , a corporation duly organized and validly existing under the laws of the Federal Republic of Brazil, with head offices in the City of Sao Paulo, State of Sao Paulo, at Rua Libero Badaro, 293 , enrolled with the National Registry of Legal Entities of the Ministry of Finance ("CNPJ/MF") under No. 03.767.078/0001-24 , herein represented by its duly authorized representative (hereinafter referred to as the "FCI Brazil" and, collectively with FCI, as the "Investors")


and, on the other side,


3. Algar S.A. - Empreendimentos e Participacoes, a company duly organized and validly existing under the laws of the Federal Republic of Brazil, with head offices in the City of Uberlandia, State of Minas Gerais, at Avenida Alexandrino Garcia, 2689, Distrito Industrial, enrolled with the National Registry of Legal Entities of the Ministry of Finance ("CNPJ/MF") under No. 17.835.026-0001-52, herein represented by its duly authorized representative (hereinafter referred to as "Algar"); and

4. Xtal Fibras Opticas S.A., a corporation duly organized and validly existing under the laws of the Federal Republic of Brazil, with head offices in the City of Uberlandia, State of Minas Gerais, at Avenida Alexandrino Garcia, 2689, Distrito Industrial, enrolled with the National Registry of Legal Entities of the Ministry of Finance ("CNPJ/MF") under No. 71.340.707/0001-95, herein represented by its duly authorized representative (hereinafter referred to as the "Xtal");

5. Mamore Participacoes S.A., a corporation duly organized and validly existing under the laws of the Federal Republic of Brazil, Federal Republic of Brazil, with head offices in the City of Uberlandia, State of Minas Gerais, at Avenida Alexandrino Garcia, 2689, cj. 07, Sala A, Distrito Industrial, enrolled with the National Registry of Legal Entities of the Ministry of Finance ("CNPJ/MF") under No. 03.509.491/0001-99, herein represented by its duly authorized representative (hereinafter referred to as the "Company")

(Investors, Algar, Xtal and the Company, are hereinafter referred to, individually, as a "Party", and collectively, as the "Parties")


Whereas, Algar will be, until the Capital Increase and Subscription (as such terms are defined below) are executed, holder of the totality of the capital stock of the Company, currently represented by 22,276,511 registered common shares with no par value, validly issued and outstanding, free and clear of all liens or encumbrances (the "Algar's Shares);

Whereas, the Company is the holder of the totality of the capital stock of Xtal, currently represented by 10,275,139 registered common shares with no par value, validly issued and outstanding, free and clear of all liens or encumbrances (the "Company's Xtal Shares");

Whereas, Investors desire to effect an equity investment in the Company, by means of subscription and payment in (the "Investment") of new shares to be issued by the Company with premium for such purposes;

Whereas, the Investors have appointed an auditing firm and a law firm to proceed with a due diligence in Xtal, and have access to certain documents and information made available by Xtal by virtue of such due diligence;

Whereas, the Parties intend to legally formalize all the terms and conditions which shall apply to the transactions described in the foregoing recitals;

Now, therefore, in view of the mutual promises, covenants and agreements contained herein, and intending to be legally bound, the Parties have agreed to execute this Agreement, pursuant to the following terms and conditions:


                                    Section I

                 Issuance and Subscription of Investors' Shares

1.01 Capital Increase; Issuance of Investors' Shares: Subject to the remaining terms and conditions set forth in this Agreement, in order to allow the accomplishment of the Investment in the Company, Algar (in its capacity of sole shareholder of the Company) shall, within fourteen
         (14) business days from the date hereof (the "Closing Date"), cause a capital increase of the Company (the "Capital Increase"), through issuance by the Company of 5,839,748 new registered common shares of the Company, all with no par value (the "Investors' Shares"), by means of an unanimous approval by a Special Shareholders Meeting of the Capital Increase of the Company, which Capital Increase shall be fully subscribed and paid for by FCI Brazil . The minutes of Company's Special Shareholders Meeting which shall approve the Capital Increase shall be substantially in the form of Annex 1.01 hereto.

1.02 Issuance Price and Premium of Investors' Shares: The total amount of the Investment to be effected in the Company by FCI Brazil (the "Investment Amount") shall be R$ 40,373,000.00 (forty million, three hundred seventy-three thousand Reais).

1.03 Allocation of Proceeds; Capitalization of the Premium: The portion of the payment of the Investment Amount to be made by the Investors to the Company (pursuant to Section 1.05 bellow) relating of the issuance price of the Investors' Shares shall be allocated to the equity /corporate capital account (capital social) of the Company, whilst the portion corresponding to the premium (agio) shall be allocated to a capital reserve (reserva de capital). The minutes of the Special Shareholders Meeting mentioned in Section 1.01 above and attached hereto as Annex 1.01 shall further reflect the above Capitalization.

1.04 Subscription by the Investors: The Investors' Shares, issued by the Company pursuant to the provisions of Sections 1.01 and 1.02 above, shall be, on the Subscription Date, totally and exclusively subscribed for by Investors (the "Subscription"). For such purposes, Algar hereby expressly waives its preemptive rights for the subscription of the Investors' Shares, and shall once again expressly waive such preemptive rights during the Special Shareholders Meeting mentioned in Section
         1.01 above. After the Subscription, Investors shall own all right, title, interest and ownership of the Investors' Shares, all free and clear of any liens and encumbrances. The minutes of the Special Shareholders Meeting mentioned in Section 1.01 above and attached hereto as Annex 1.01 shall further reflect the Subscription by Investors.

1.05 Payment in for the Subscription of Investors' Shares: Immediately after the Subscription by FCI Brazil, Investors shall pay to the Company, on the Closing Date, the totality of the Investment Amount, by means of an administrative check issued by Bank Boston Banco Multiplo S.A. in favor of the Company.

1.06     Additional Covenants:

         a. The Company, in its capacity of sole shareholder of Xtal, shall cause an amendment to the Xtal's By-laws, by means of an unanimous approval by a Special Shareholders Meeting. The minutes of Xtal's Special Shareholders Meeting which shall amend Xtal's By-laws shall be substantially in the form of Annex 1.06 hereto. In addition, the Shareholders Meeting mentioned above and attached hereto as Annex 1.06(a) shall approve the resignation of the current members of the Board of Directors and the transfer of the shares held by each one of them to Algar. The current members of the Board of Directors, who will resign their positions and transfer their shares to Algar at the Shareholders Meeting attached hereto as Annex 1.06 are Messrs. Luis Alexandre Garcia, Jose Mauro Leal Costa and Geraldo Batista Caetano.

         b. Algar, in its capacity of sole shareholder of the Company, shall cause an amendment to the Company's By-laws, by means of an unanimous approval by a Special Shareholders Meeting. The minutes of Company's Special Shareholders Meeting which shall amend Company's By-laws shall be substantially in the form of Annex 1.01 describe above.

1.07 Guarantees granted by Algar in favor of Xtal: Investors shall, jointly and severally, hold Algar harmless from and shall indemnify Algar against any losses, damages, burdens, payments or compensations derived from guarantees granted by Algar to third parties, in favor of Xtal, in connection with Xtal's business. Annex 1.07 attached hereto contains a list of all guarantees granted by Algar to third parties, in favor of Xtal. Investors will not be obliged to hold Algar harmless from and against losses, damages, burdens, payments or compensation derived from guarantees not disclosed in Annex 1.07 hereto.

         a. Investors will use its best efforts to have Algar's guarantees related to obligations due after August 31, 2000 released on or before August 31, 2000 and, in the event Investors are unable to obtain such release, then Investors will jointly and severally, pay the costs incurred by Algar to maintain such guarantees until such time these guarantees are released, without prejudice to the Investors' obligations under Section 1.07 above Notwithstanding any provision herein, the Investors shall cause Algar to be fully and completely released of all Algar's guarantees listed in Annex
              1.07 on or before September 30, 2000. Algar shall be under no obligation to renew or extend any of the guarantees listed in Annex 1.07.


                                   Section II

          Deliveries at and Conditions to the Subscription and Closing

         The obligation of the Investors to consummate the Investment, effect the Subscription, pay the Investment Amount and consummate the remaining transactions set forth herein shall be subject to (i) the satisfaction in full of each and all of the following conditions (unless waived in writing by Investors), and (ii) the receipt by the Investors from Algar, Xtal and the Company (as applicable) of each and all of the following deliveries (unless waived in writing by Investors), on or before the Closing Date (as the case may be):

2.01 Consents: Algar and Xtal shall have delivered, until this date, all authorizations, permits, consents or approvals of any and all governmental regulatory authorities and third parties required to be obtained by Algar or Xtal or which are necessary to consummate the transactions contemplated in this Agreement, except for the approval of the Brazilian antitrust authorities.

2.02 Approval of Capital Increase: The Company and Xtal shall have received, on or before the Closing Date, all necessary corporate approvals (including, without limitation, all necessary Board of Directors approvals, all necessary shareholder approvals and waivers of preemptive rights) to approve the amended By-laws and the Capital Increase (as mentioned in Section I above).

2.03 Tax Clearance Certificates: Algar shall have delivered or cause to be delivered, on or before the Closing Date, the tax clearance certificates listed on Annex 2.03 hereto.

2.04 Amended By-laws: Algar shall have delivered, on or before the Closing Date, amended By-Laws of the Company and of Xtal, pursuant to the provisions of Sections 1.01 and 1.06 above.

2.05 Performance by the Parties: Each of the obligations of the Company, Xtal and Algar to be performed pursuant to the provisions of this Agreement on or before the Closing Date (as the case may be) shall have been duly performed on or before such dates.

2.06 No Material Adverse Change: No event shall have occurred up to the date hereof which and until the Closing Date: (i) constitute a Material Adverse Change (as defined hereunder) with respect to Xtal and the Company and (ii) constitute a Material Adverse Change in Brazilian financial, political or economic conditions that render the obligations of Investors hereunder substantially more onerous. For purposes hereof, "Material Adverse Change" means an event, or a combination of events, which are reasonably likely, individually or in the aggregate, to have a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of Xtal and the Company, or which is reasonably likely to prevent or materially hinder or delay the transactions contemplated by this Agreement.

2.07 No Legal Impediment: No law or regulation shall have been enacted, entered, issued, promulgated or enforced by any governmental authority or court, nor shall any action have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Subscription Date or the Closing Date (as the case may be), that would prohibit or materially restrict or hinder the consummation of the transactions contemplated herein. No governmental authority shall have notified any party hereto that the consummation of the transactions contemplated hereby would constitute a violation of any law, regulation or order of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission.

2.08 Representations and Warranties True: All representations and warranties made by Algar, Xtal and the Company, as set forth in Section III of this Agreement, shall be true and correct in all material respects when made and on and as of the Subscription Date and Closing Date as if such representations and warranties were made on and as of such dates, except for changes expressly permitted or contemplated by the terms of this Agreement.

2.09 Receipt of Corporate Documents: On or before the Subscription Date or the Closing Date (as the case may be), Investors shall receive: (a) copies of all corporate documents involved in the Capital Increase and Subscription, including, without limitation, duly executed subscription form (boletim de subscricao) related to the Investors' Shares, certified copies of the relevant pages of the Book of Registry of Registered Shares (Livro de Registro de Acoes Nominativas) of the Company with the entries related to the Investors' Shares and evidencing the subscription of same by Investors, and copies of the corporate documents mentioned in Sections 1.01, 2.01 and 3.03 above.

2.10 Resignations and Releases of Directors and Officers; Powers-of-attorney: Except if otherwise provided herein, Investors shall have received duly executed resignations terms and releases effective as of the Subscription Date, in form and substance satisfactory to Investors, from all officers, members of the Board of Directors of Xtal and the Company, respectively, and such other persons as shall be identified by the Investors prior to the Subscription Date. If requested by Investors, Algar shall deliver evidence, in form and substance acceptable to Investors, of the cancellation of the powers-of-attorney granted by Xtal and the Company.

2.11 Closing Balance Sheet. Algar, Xtal and the Company shall provide Financial Statements of Xtal and the Company as of May 31, 2000 (the "Closing Balance Sheet") to be included as Annex 3.04.

2.12 Algar Debt Assumption (the "Assumed Indebtedness"): Algar shall execute at the Closing Date a revised, updated and consolidated version of the Assumption of Debt Agreements celebrated by Algar and Xtal on December 1st, 1998 and December 31, 1998 respectively, stating: (i) the exact outstanding balance of the debts assumed by Algar on behalf of Xtal in each Assumption of Debt and (ii) its obligation before the Investors to pay directly to the creditors the amount due at each maturity date.

         The obligations of Algar to consummate its obligations hereunder are subject to (i) the payment of the Investment Amount; and (iii) the non-occurrence of a material adverse change, as established in item
         (iii) of Section 2.06 above.


                                   Section III

          Representations and Warranties of Algar, Xtal and the Company

         Algar, Xtal and the Company hereby represent and warrant to the Investors, as of the date hereof, the following, each of which is material to and is being relied upon by the Investors:

3.01     Organization and Standing of Xtal and the Company:

         a. Xtal and the Company are corporations duly organized, validly existing and in good standing under the laws of Brazil.

         b. Xtal and the Company are duly qualified to do business and are in good standing in every jurisdiction in which the property owned, leased or operated by Xtal and the Company, or the nature of the business conducted by Xtal and the Company, make such qualification necessary.

3.02     Authorization:

         a. Algar, Xtal and the Company have all requisite power, capacity and authority to execute, deliver and perform this Agreement and the documents and agreements furnished and delivered hereunder.

         b. The execution and delivery of this Agreement and the documents or agreements furnished and delivered hereunder by Algar, Xtal and/or the Company and the performance by Algar, Xtal and the Company of the transactions contemplated herein and therein have been duly authorized by all necessary action on the part of Algar, Xtal and the Company, and no further action on the part of either of Algar, Xtal or the Company is necessary to make this Agreement and such other documents or agreements valid and binding on such parties and enforceable against such parties in accordance with its terms. Algar, Xtal and the Company's execution, delivery and performance of this Agreement and such documents, and the consummation of the transactions contemplated herein and therein, do not, with the passage of time, the giving of notice or otherwise: (i) result in a violation or breach of any provision of or constitute a default under the By-laws of Algar, Xtal or the Company or any subsequent amendments thereto;
               (ii) conflict with, violate or result in a breach, acceleration or termination of any provisions or constitute a default under any term or provision of any Lien (as such term is defined in Section 3.08 below), shareholder agreement, indenture, loan agreement, promissory note, credit agreement, security agreement, lease, license, deed of trust, order, arbitration, award, judgment, decree, rule, regulation, law, contract, instrument or other agreement to which Algar, Xtal and/or the Company is a party or by which Algar, Xtal and/or the Company is otherwise subject or bound; and/or (iii) violate or conflict with any other restrictions of any kind or nature nor result in the creation of any Lien on the Investors' Shares and/or the assets of Xtal and the Company, nor the loss of any license or contractual right with respect to the operation of the business of Xtal and the Company.

3.03 Capitalization of the Company: The subscribed and paid-in capital of the Company is R$ 22,276,514.00 (twenty-two million, two hundred and seventy-six and five hundred and fourteen Reais) divided into the shares mentioned in the first "whereas" clause above. The subscribed and paid-in capital of Xtal is R$ 25,668,978.23 (twenty-five million, six hundred sixty-eight thousand and nine hundred and seventy-eight Reais and twenty-three cents), divided into the shares mentioned in the second "whereas" clause above. Algar is the record and beneficial owner of 22,276,511 registered common shares, all with no par value of Algar's Shares. The Company is the owner of the totality of Xtal's shares as mentioned in the "whereas", there are no outstanding obligations, options, warrants, puts, calls, rights to subscribe, agreements or other commitments or rights of any kind or nature whatsoever affecting or related to the shares of Xtal. Xtal has no obligation of any kind or nature whatsoever to issue any additional shares or other securities.

         There are no other shares of Xtal or the Company, issued or outstanding. Algar' Shares and the Company's Xtal Shares have been fully paid, and will be on the Subscription Date owned beneficially and of record by Algar or the Company, as the case may be, free and clear of any Liens of any kind or nature whatsoever. On the Subscription Date and the Closing Date, the Investors' Shares shall be free and clear of all Liens. There will be on the Closing and on the Subscription Date no outstanding obligations, options, warrants, puts, calls, rights to subscribe, agreements or other commitments or rights of any kind or nature whatsoever affecting or related to the shares of Xtal and the Company. Xtal and the Company have no obligation of any kind or nature whatsoever to issue any additional shares or other securities.

3.04 Financial Statements of Xtal and the Company: The Financial Statements of Xtal as of December 31st, 1999 and of Xtal and the Company as of May 31st, 2000 (the "Closing Balance Sheet") (collectively, "Financial Statements") are attached as Annex 3.04. The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied, fairly present the financial condition of Xtal and the Company as of the dates thereof and the results of operations for the periods then ended, and are true and complete. The books of account and other financial records of Xtal and of the Company have been maintained in accordance with sound business practices.

3.05 No Material Adverse Change: Except as set forth on Annex 3.05 hereto, since December 31, 1999, Xtal and the Company have operated only in the ordinary course of business consistent with past practices and no Material Adverse Change in the assets, liabilities, financial condition, results of operation, business or prospects of Xtal and the Company have occurred. There has not occurred any event, nor has any governmental regulation or order become effective, which could cause such a Material Adverse Change, nor, to Xtal's, the Company's and Algar's knowledge, is the occurrence or implementation of any such event, regulation or order threatened.

3.06 Consents and Approvals: Except as listed on Annex 3.06, no consent, approval or authorization of, or declaration, filing or registration with, any federal, state, local or other governmental or regulatory authority or third party (including creditors, suppliers, vendors and other contractors in general) is required in connection with the execution and delivery by either of Algar, Xtal or the Company of this Agreement and the consummation by either of Algar, Xtal or the Company of the transactions contemplated hereby.

3.07     Title to and Condition of Real and Leased Property:

         a. Annex 3.07(a) hereto sets forth all real property owned by Xtal, including, but not limited to, all buildings, structures, fixtures and improvements located on or attached thereto, as well as all rights and/or interests of Xtal arising out of or relating to the ownership thereof, and all leases, subleases, franchises, licenses, permits, easements, rights of way, permits, and profits which are appurtenant or related to such real property or as to which Xtal otherwise has any right, title or interest (collectively, "Real Property"). Subject to the qualification set forth in Annex 3.10(c), Annex 3.07(a) also sets forth copies of all property ownership deeds, title insurance policies and/or commitments issued in favor of Algar, Xtal and/or the Company with respect to the Real Property, a true and complete legal description of each parcel of the Real Property and all copies of any maps and drawings of the Real Property. With respect to the Real Property, Xtal owns title to its Real Property in fee simple and in full ownership which title shall, on the Closing Date, be of record, marketable and free and clear of any and all Liens, leases, tenancies, and all other matters affecting title except:
               (i) liens for taxes not yet due and payable; and (ii) the leases of tenants, if any, identified on Annex 3.07(a). The Real Property shall, on the Closing Date, be free and clear of any and all easements under which the Real Property may be a servient estate as well as all rights of way, encroachments, restrictions, covenants, recorded or unrecorded, excepting only customary rights of way and/or easements to public authorities and/or publicly regulated utility companies as set forth on Annex 3.07(a).

         b. With respect to all real property leased by Xtal, including all leasehold improvements, (collectively, the "Leased Property"), except as set forth on Annex 3.07(b), (i) all leases are in writing and are duly executed and, where required, witnessed, notarized, acknowledged and recorded to make them valid and binding and in full force and effect for their full term, and none have been modified, amended, sublet or assigned; (ii) the rental set forth in each such lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same and (iii) there is no default by Xtal which affects the Leased Property.

         c. Subject to the qualification set forth in Annex 3.10(c), with respect to the Real Property and the Leased Property, including all leasehold improvements, except as set forth on Annex 3.07(c),
               (i) the Real Property and the Leased Property are occupied under valid and current certificates of occupancy, governmental authorizations or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy, governmental authorizations or the like; (ii) the Real Property and the Leased Property do not violate, and all improvements are constructed in compliance with, any applicable federal, state or local statues, laws, ordinances, regulations, rules, codes, orders or requirements, including without limitation, any building, land use, zoning, fire or environmental laws or codes (the "Laws and Ordinances"), and Xtal has obtained all required licenses, permits, building permits, occupancy permits and approvals required to own, possess and operate its Real Property and the Leased Property and conduct its business as it is presently being conducted; (iii) there are no outstanding variances or special use permits affecting the Real Property or the Leased Property or their uses; and (iv) no notice of a violation of any Laws and Ordinances, or of any covenant, condition, easement or restriction affecting the Real Property or the Leased Property or relating to their use or occupancy, has been given, nor is Xtal, the Company or Algar aware of any such violation; and (v) the Real Property and the Leased Property have adequate water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection, means of ingress and egress to and from public highways and other required public utilities


3.08     Intellectual Property:

         a. Annex 3.08(a) lists: (i) all Brazilian and foreign (segregated by country) names, patents, patent applications, inventions, marks, formulas (patented and unpatented), symbols, trade names, trademarks, service marks, trade secrets, technical know-how, methods, operations, copyrights, copyright applications, logos, franchises, software processes (patented and unpatented) and process instructions, permits, licenses and sublicenses (and agreements in respect thereof or applications therefor), patent, trademark and copyright histories, laboratory notebooks and all other proprietary rights, documents, information and records, including, but not limited to, all filings, registrations, or issuance of any of the foregoing with or by any federal, provincial, state or local or foreign regulatory, administrative or governmental office or offices, and all federal, provincial, state and common law rights protecting such in Brazil and throughout the world (where applicable), owned by Xtal and/or used in the operations of the businesses of Xtal ("Proprietary Rights"); (ii) all licenses and agreements under which Xtal has given the right to use any of the Proprietary Rights to any third party; and (iii) all licenses and agreements under which Xtal has the right to use any third party's similar type of property.

         b. Except as provided for in Annex 3.08(b), no proceedings have been instituted, are pending or, threatened which challenge the validity of the ownership or use by Xtal of the Proprietary Rights or any third party's similar type of property.

         c. Neither Xtal, nor the Company nor Algar have infringed the use of any Proprietary Rights or the infringement of any of such Proprietary Rights by any other person, and Xtal and the Company own (or possess adequate and enforceable licenses or other rights to use) all Proprietary Rights now used in the operations of their business, and neither Xtal, the Company nor either Algar have received any notice of conflict with the asserted rights of others with respect to the Proprietary Rights or any third party's similar type of property.

         d. Xtal and the Company are the sole and exclusive owner of all right, title and interest in and to, or have the right and authority to use, each of the Proprietary Rights in the manner presently used, and, subject to obtaining consents of licensors and licensees, to convey such right, title, interest and authority free and clear of all Liens.

         e. Xtal and the Company possess adequate and enforceable licenses or other rights to use all other proprietary rights which are used in and/or which are necessary to conduct the operations of their business.

         f. Xtal and the Company have not given any indemnification against and/or has agreed to defend claims for infringement with respect to the Proprietary Rights as to any equipment, materials, products, services or supplies which the Xtal and the Company produce, use, license and/or sell.

3.09     Contracts:

         a. Annex 3.09(a) sets forth a list of all licenses, contracts, documents, agreements and other commitments (whether written or oral) relating to or in any way connected with Xtal's operation of its business, including a list of all oral and/or written leases for real and/or personal property with respect to the same, involving, comprising or relating to an amount (in one single transaction or in a series of related transactions) exceeding R$ 50,000.00 (fifty thousand reais) or with a term longer than 12 (twelve) months or with a undetermined term (collectively, "Contracts").

         b. All Contracts listed on Annex 3.09(a) are valid, subsisting and enforceable in accordance with their terms and in full force and effect. Algar and Xtal have provided to Investors a true and complete copy of all Contracts, with all amendments and modifications thereto. Neither Algar, Xtal and the Company and no other party to any of the foregoing have violated or breached any provision of, nor are Algar, Xtal and the Company or any other party in default (nor, to the knowledge of the Seller, Xtal and the Company, is any such default alleged to exist) in any respect under the terms of, any of the Contracts. To the knowledge of the Seller, Xtal and the Company, there exists no event or condition which, with the giving of notice, the lapse of time, or both, would become a default under any Contracts. Neither Xtal, the Company nor Algar know of any event, happening, set of circumstances, threat or fact which would lead any of them to believe that any party to any of the Contracts will terminate its contractual relationship with Xtal. Each of the Contracts identified on Annex 3.09(a) were entered into by the Xtal in the ordinary course of business and Xtal has not waived, or agreed to waive, any right or rights under any of the same. None of Xtal's interests under any of the Contracts are either encumbered or subject to any term, condition or restriction except as stated in the applicable Contract or as provided by law.

         c. with the exception of what is stated in Annex 3.09(c) attached hereto, the signature and compliance with this Agreement by the parties shall not result in early maturity of any obligations under any material agreement executed by the Xtal, nor shall it entail Xtal's obligation to comply with such agreements on more burdensome conditions or less favorable conditions, or the creation of any lien, doubt, debt, encumbrance and/or charge of any kind on Xtal's capital stock.

3.10     Compliance with Laws:

         a. The Company and Xtal have complied with and are in compliance with all federal, , state and local laws, statutes, executive orders, licensing requirements, rules, regulations and judicial and/or administrative decisions and/or ordinances applicable to its business, the products manufactured and sold by Xtal and the Company, the services which Xtal and the Company provide, the Real Property and assets owned and leased by Xtal and the Company and/or any combination of such activities. Neither Xtal, the Company nor Algar have knowledge of any pending or threatened investigation by any governmental body or agency with regard to the operations of Xtal's and the Company's businesses.

         b. Except as set forth in Annex 3.10(c) and Annex 3.17(a), Xtal and the Company are and have been: (i) duly licensed, and possess all franchises, easements, permits, licenses, approvals and other authorizations (collectively, "Licenses") from all persons and entities, including all governmental and regulatory authorities under all applicable federal, state and local laws, that are necessary to permit it to engage in their business and to own and operate their assets in all applicable jurisdictions; and (ii) in compliance with all Licenses. All Licenses are listed on Annex 3.10(b) and are valid, in full force and effect and not subject to challenge. All reports, informational returns and updates which Xtal and the Company are required to file under any federal, state and local law, rule, regulation or order with regard to the foregoing have been filed in a timely manner and all fees relating to the same have been paid. Xtal and The Company have not breached any provision of, are in default in any respect under the terms of, nor have Xtal and the Company engaged in any activity which would cause revocation or suspension of any Licenses. No action, proceeding or investigation contemplating the revocation or suspension of any License is pending, threatened or likely to be instituted and neither the Xtal nor the Company and nor the Algar have knowledge of any reason why any License would not be renewed.

         c. Algar hereby agrees to obtain all licenses, franchises, easements, permits, approvals listed in Annex 3.11(c) within 60 (sixty) days from the Closing Date. Algar shall have full control over, and shall bear all costs associated with, the process of obtaining such licenses, franchises, easements, permits and approvals. Algar shall prepare and file all required applications and shall be the only party authorized to contact any governmental agency or body responsible for issuing such licenses, franchises, easements, permits and approvals. In the event that, in the process of obtaining such licenses, franchises, easements, permits and approvals, a visit to Xtal's facilities is required, Algar shall be responsible for scheduling and arranging such visit, and the visit may only take place in the presence of a representative of Algar. The Investors, Xtal and the Company shall fully cooperate with Algar, giving Algar full access to the relevant documentation, files and records of Xtal in possession of the Investors or Xtal and the right to interview directors, officers and employees during any such process.


3.11 Litigation: Except as set forth on Annex 3.11 hereto, there is no administrative, governmental or judicial suit, claim, action, arbitration, proceeding or investigation (whether federal, state or local) to which Xtal and the Company are parties, pending or threatened, (i) which could relate to or affect Xtal and the Company or
         (ii) against Algar for the purposes of challenging, enjoining or preventing the execution or delivery of this Agreement, the performance of the terms and conditions hereof or the consummation of the transactions contemplated hereby. Neither Xtal, the Company nor Algar know of any basis upon which any such suit, claim, action, arbitration, proceeding or investigation could be brought or initiated. Xtal and the Company are not bound by, subject to or in default under any order, judgment, award, writ, injunction or other ruling of any court, administrative or governmental authority. Annex 3.11 indicates which of the matters listed thereon are covered by valid insurance and the extent of such coverage.

3.12 No Undisclosed Liabilities: Except as otherwise set forth in this Agreement or disclosed in any of the Annexes attached hereto (including the Financial Statements, provided however, that any of the forthcoming has been duly reflected and provisioned in the Financial Statements), Xtal and the Company have no liabilities, claims, lawsuits or events which could be the basis of a claim or lawsuit, loss, damage, deficiency, indebtedness, responsibility or other obligation of any nature or kind whatsoever whether known or unknown, fixed or unfixed, liquidated or not, secured or unsecured, absolute, accrued, contingent or otherwise and whether due or to become due. Except for instruments endorsed for collection in the ordinary course of business, Xtal and the Company are not liable under, a party to or an endorser, guarantor, surety, co-signor, co-maker or indemnitor of any contract, agreement, commitment or obligation of any person, corporation, firm or entity.

3.13     Tax Matters:

         a. Except for such Taxes (as such term is defined in item "b" below) which are listed in Annex 3.13 (a), Xtal and the Company have, with respect to its operations: (i) timely filed, on or prior to the Closing Date, all Tax (as such term is defined in item "b" below) returns, reports, Exhibits, documents and declarations required to be filed by any jurisdiction to which Xtal and the Company are or have been subject; (ii) timely paid in full all Taxes due and all Taxes claimed to be due by in each such jurisdiction; (iii) made timely withholdings and timely payments of any Taxes required to be deducted and withheld from the wages or other amounts paid to employees of Xtal and the Company or to others on or prior to the Closing Date and (iv) fully accrued in the Financial Statements all Taxes, for any periods, not yet due. All Tax Returns, Exhibits and declarations filed by Xtal and the Company correctly reflect, in all respects, the matters required to be reported therein including, where appropriate, income, expenses, deductions, credits, loss carryovers and Taxes due, and such returns, Exhibits and declarations have not been amended except as set forth on Annex 3.13(a). Except as listed in Annex 3.13(a), there are no tax judicial or administrative proceedings, controversies or claims pending or otherwise, that have been asserted against Xtal and the Company or that Xtal and the Company have reasonable basis to anticipate will be asserted against it or which would result in Liens on any of the assets of Xtal and the Company and/or the Investors' Shares or on Investors' title to or use of such assets, or that would result in any claim against Investors, with regard to Taxes.

         b. "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies or other like assessments (and all related interest and additions to tax and penalties), including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital participation and franchise taxes, imposed by Federal, State or Municipal governments in Brazil or any agency thereof, whether computed on a unitary, combined or any other basis; and (2) the term "Tax Return" shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to Algar, Xtal and/or the Company whether arising before, after or on the Closing Date.

3.14     Benefit Plans:

         a. Annex 3.14(a) sets forth a true and complete list of each and every: (i) "employee pension benefit plan", "employee welfare benefit plan" or "multi-employer plan"; (ii) profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, cash or deferral arrangement, severance, health, welfare, dependent care or incentive plan or agreement; (iii) written plan or policy providing for "fringe benefits" to its employees including, but not limited to, vacation, paid holidays, personal leave, medical, hospitalization, dental, life insurance, employee discount, educational benefit, automobile, severance or similar programs; (iv) employment agreement; and (v) consulting arrangement or agreement with an individual (individually, each of the foregoing, a "Plan", and collectively the "Plans") to which Xtal is a party with respect to the employees or individual consultants working for Xtal's business.

         b. Algar have delivered to Investors a complete list of employees of Xtal as well as each such employee's date of hire, current compensation, including salary, bonuses, commissions and other benefits of any kind and participation in each of the Plans. A true, correct and complete copy of the employee work book (Carteira de Trabalho) has been delivered to Investors as well as a true, correct and complete copy of each written employment contract and a description of each oral employment agreement with any employee has been delivered to the Investors. Annex 3.14(b) sets forth the names of, and current offices held by, the directors and officers of Xtal.

         c. Algar has furnished Investors with correct and complete copies of the most current form of each Plan and related trust agreements, including amendments thereto, as well as copies of the most current form of all collective bargaining and pension agreements, summary plan descriptions, summary of material modifications, employee communications and other informational materials, handbooks, beneficiary designation forms and communications to employees.

3.15     Labor Relations:

         a. Xtal and the Company are in compliance with each of its obligations under all statutes, rules, regulations, executive orders, judgments, orders, decrees and agreements governing its employment practices and the employment relationships with its employees.

         b. Except as set forth on Annex 3.15(b): (i) Xtal has no collective bargaining relationship nor are any of Xtal's employees subject to any such relationship with any labor organization; (ii) no employees of Xtal are represented by any labor organization or group, (iii) no employees of Xtal have made a demand to Xtal for recognition of a labor organization or group or filed a petition with Xtal demanding such representation nor does Xtal and/or Algar have knowledge of any employee attempting to organize a labor organization or group; and (iv) there is no labor strike pending or threatened and no labor dispute(s) exists between Xtal and any labor organization or employee of Xtal .

         c. Except as set forth on Annex 3.15(c), there are no pending or threatened administrative or judicial labor litigation and/or arbitration, related to any employee of Xtal.

         d. Except as set forth on Annex 3.15(d), the employment by Xtal of any person (whether or not there is a written employment agreement) may be terminated for any reason whatsoever not inconsistent with current law, without penalty or liability of any kind other than statutory severance obligations.

3.16 Insurance: Annex 3.16 contains a correct and complete list of all insurance policies, binders, self-insurance authorizations and bonds in force in which Xtal is named as an insured party or beneficiary, which covers the business, properties and assets of Xtal , or for which Xtal has paid or contributed to the payment of any premiums. The name(s) of each insurer, insured party and beneficiary and the type and amount of coverage, deductible amounts, if any, as well as the expiration date(s) and the premium amount(s) of each such policy or bond are set forth on Annex 3.16. All such policies and/or bonds are currently in full force and effect and neither Xtal nor Algar has received any notice of cancellations with respect to any of the policies. All premiums due and payable on such policies and/or bonds have been paid. Neither Xtal nor Algar is a co-insurer under any term of any such insurance policy.

3.17     Environmental:

         a. Except as set forth on Annex 3.17(a), Xtal has in full force and effect all governmental permits, licenses, authorizations or approvals necessary or required pursuant to and under all statutes enacted by any federal, state and/or local governments and authorities of Brazil and under any and all rules, regulations, ordinances or requirements promulgated thereunder and any other federal, state and/or local environmental laws (codified or common law), executive orders, ordinances, rules and regulations, (including, but not limited to, municipal sewage authorities) relating to emissions, discharges, dissemination, spills, leaks, dumping, escapes, releases or threatened release of any kind of Hazardous Substances and/or Hazardous Wastes (as such terms are defined in Section 3.17(h) below) into the air, indoor and outdoor, surface water, ground water, water in pipes, drains or other conduits, soil, land surface or subsurface, buildings or facilities, structures above or below ground or otherwise resulting from manufacturing, processing, distribution, use, storage, treatment, disposal, transport or handling of Hazardous Substances and/or Hazardous Waste (hereinafter collectively referred to as "Environmental Laws"); and all such permits, licenses, authorizations and approvals are in good standing, and Xtal has made timely application for renewal of such permits where necessary. Annex 3.17(a) lists all the existent permits, authorizations and approvals and all the other required permits, authorizations and approvals that will be obtained by Algar, as per section 3.17(h).

         b. Xtal and all products manufactured, distributed and/or sold by Xtal are and have been in compliance with the Environmental Laws and no proceeding is pending or, to the knowledge of Xtal or of Algar, threatened to revoke, suspend and/or limit any such permit, license, authorization or approval.

         c. Except as set forth in Annex 3.17 (a) neither Xtal nor Algar have been notified by any regulatory authority that Xtal was, may be or is in violation of or has liability or potential liability under the Environmental Laws.

         d. Except as set forth on Annex 3.17(a), Xtal has timely filed and maintains current all required data, reports, documentation and records required under the Environmental Laws.

         e. Xtal has not received any notification from any environmental authority with respect or relating to the use of the Xtal's property, facility, landfill, location or site for the generation, treatment, storage, handling or disposal of Hazardous Substances and/or Hazardous Wastes, generated, produced by or related to its business not in compliance with the Environmental Laws.

         f. Xtal has not received any notification from any environmental authority challenging Xtal of causing or permitting its assets or properties to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Substances and/or Hazardous Wastes not in compliance with the Environmental Laws and all other applicable federal, state local statutes, laws, rules and regulations.

         g. Except as set forth on Annex 3.17(g), there are no claims, notices of potential responsibility or violations, demand letters, requests for information, actions, litigation, proceedings or investigations (including, without limitation, any of such which have been initiated by private parties), pending or threatened, administrative, governmental or judicial, arising out of, in connection with or resulting from a violation or alleged violation of, or related to, the Environmental Laws.

         h. For the purpose of this Agreement, the terms "Hazardous Substances" and "Hazardous Wastes" shall include any and all pollutants, minerals, metals, materials, contaminants, chemical substances, dangerous substances, hazardous materials, hazardous substances or hazardous wastes as such terms are defined pursuant to or within the Environmental Laws, as now in effect.

         i. Algar hereby agrees to obtain all governmental permits, licenses, authorizations and approvals listed in Annex 3.17(a) within 360 (three hundred and sixty) days from the Closing Date. Algar shall have full control over, and shall bear all costs associated with, the process of obtaining such governmental permits, licenses, authorizations and approvals. Algar shall prepare and file all required applications and shall be the only party authorized to contact any governmental agency or body responsible for issuing such governmental permits, licenses, authorizations and approvals, into the extent that such is allowed by the respective governmental authority. In the event that, in the process of obtaining such governmental permits, licenses, authorizations and approvals, a visit to Xtal's facilities is required, Algar shall be responsible for scheduling and arranging such visit, as per previous agreement with Investors and/or Xtal, and the visit may only take place in the presence of a representative of Algar, to the extent that such visit does not adversely impact the process of obtaining the permits, licenses, authorizations and approvals. The Investors, Xtal and the Company shall cooperate with Algar giving Algar full access to the relevant documentation, files and records of Xtal in possession of the Investors or Xtal and the right to interview directors, officers and employees during any such process. In the event that, as a condition for the issuance of the governmental permits, licenses, authorizations and approvals listed in Annex 3.17(a), the competent environmental regulatory authorities require Xtal to implement cleanup procedures, install anti-pollution equipment or correct disposal procedures, the costs related to such requirement shall be paid by Algar.

         j. Algar hereby agrees to provide to Investors and/or Xtal progress reports every 60 (sixty) days from the Closing Date informing of the status of the process of obtaining the governmental permits, licenses, authorizations and approvals listed in Annex 3.17(a), as well as the process of solving the issues set forth in Annex 3.17(a). In the event Investors and/or Xtal are not satisfied with such progress, based on technical advice from advisors acceptable to Algar, Investors and/or Xtal will notify Algar within 10 (ten)-business days after receiving the report. Then, Algar shall have 30 (thirty) days to take additional measures recommended by the technical advisor to accelerate the process of solving the issues set forth in Annex 3.17(a) or, as the case may be, to accelerate the process, as recommended by the technical advisor, of obtaining the permits, licenses, authorizations and approvals and advise the Investors and/or Xtal of such additional measures. In the event that Investors and/or Xtal are still not satisfied with Algar's measures, based on technical advice from advisors acceptable to Algar, then, Investors and/or Xtal shall have the right to assume control of the process of solving the issues and obtaining the appropriate permits, licenses, authorizations and approvals, and Algar shall then be responsible for reimbursing the Investors and/or Xtal for reasonable costs incurred by the Investors and/or Xtal in completing the process.

         k. The parties hereby expressly agree to design and install additional air emission control equipment to meet Brazilian environmental emissions standards and Algar shall be responsible for the costs incurred in such design and installation. Algar, however, will not be required to incur costs for such design and installation exceeding US$250,000.00 (two hundred fifty thousand United States dollars). Costs for such design and installation exceeding US$250,000.00 (two hundred fifty thousand United States dollars) will be assumed by the Investors and/or Xtal.

3.18 Inventory: On the Closing Date, all items of Xtal's inventories of raw materials, work in process, finished goods, packaging materials and supplies, point of sale supplies, brochures, printed materials, signs and displays, reflected in the Financial Statements or not, shall be
         (i) in good condition; (ii) not obsolete and (iii) of a quality usable and salable in the ordinary course of business.

3.19 Accounts Receivable: Algar has previously delivered to Investors an aging schedule of Xtal's accounts receivable not more than five (5) days prior to the date of this Agreement, which is attached as Annex
         3.19 and which is true, correct and complete, of the accounts receivables of Xtal as of that date. All accounts, accounts receivable, notes, notes receivable, book debts and other debts of Xtal reflected on the Financial Statements and all such accounts, notes and debts of Xtal that have arisen since May 31, 2000 (except such accounts receivable as have been collected since such dates) have arisen from bona fide transactions in the ordinary course of business, are not subject to any defenses, set-off or counter-claims and are good and collectible in the aggregate recorded amounts thereof, less the allowances for doubtful accounts reflected on the Financial Statements, which allowances have been established in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods.

3.20 Bankruptcy: No proceedings, whether voluntary or involuntary, are pending or, threatened against Algar, Xtal and/or the Company, nor is Algar, Xtal and/or the Company contemplating any such proceedings, under the bankruptcy laws and/or receivership or similar laws of Brazil or of any state.

3.21 Satisfactory Relationships: Xtal's relationships with customers, vendors, suppliers, employees, governmental authorities, health care organizations and others with whom Xtal has dealings are satisfactory and have not suffered any adverse deterioration or threatened adverse deterioration since December 31, 2000. Neither Xtal nor Algar have knowledge of any proposed or contemplated termination or other changes in such satisfactory relationships. Xtal is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers.

3.22     Products and Products' Warranties:

         a. The products sold by Xtal conform to and meet or exceed the standards required by all applicable laws, ordinances and regulations now in effect and, to Algar's and Xtal's knowledge, there is no pending legislation, ordinance or regulation which if adopted or enacted would have a material adverse effect on the manufacture of such products or Xtal's businesses.

         b. Any and all costs or liabilities arising out of or in connection with products sold by Xtal prior to or on the Closing Date and returned to Xtal , for any reason whatsoever, shall be solely borne by Algar.

3.23 Full Disclosure: No representation or warranty of Algar contained in this Agreement, and no statements contained herein or in any Annex, agreement, document, instrument or communication furnished to Investors pursuant hereto, to Algar's, Xtal's or the Company best knowledge, contains any untrue statement of fact, or omits to state a fact known to Algar, Xtal or the Company, or which should be reasonably known to Algar, Xtal or the Company, which is necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading. There is no fact known to Algar, Xtal or the Company, or which should be reasonably known to Algar, Xtal or the Company, which is not disclosed herein which could adversely affect the operations, properties or financial condition of Xtal.

3.24 Agreements with related parties: Algar hereby represents and warrants that on the Closing Date, there are no agreements, whether reduced to written form or not, with any related party of Algar, Xtal or of the Company, which includes, but are not limited to, relatives, affiliates, subsidiaries, managers, employees and agents related, directly or indirectly, to Algar, Xtal or the Company.

3.25 Implementation Costs: Algar hereby represents and warrants that any and all Taxes, arising out of or, in any manner, connected with the implementation of the transaction described in Sections I and II above, shall be solely born by Algar, who shall hold Investors, Xtal and the Company harmless from and against any and all liabilities in connection with such implementation.

3.26 Guarantees to third parties: Except as may be listed on Annex 3.26, Algar hereby represents and warrants that, until or on the Closing Date, Xtal did not grant, for any reason, any kind of guarantee (i.e. aval, surety bonds, pledges, mortgages, etc.) to any third party whatsoever. With regard to the guarantees duly disclosed in Annex 3.26, Algar hereby undertake to offer other guarantees in replacement for those duly disclosed in Annex 3.26, within two (2) days as of the Closing Date.


                                   Section IV

                 Representations and Warranties of the Investors

         The Investors hereby jointly and severally represent and warrant to Algar, Xtal and the Company the following, each of which is material to and is being relied upon by Algar, Xtal and the Company:

4.01 Organization, Good Standing and Authority of Investors: Each of the Investors is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement have been authorized by each of the Investors and, which authorization constitutes all necessary corporate action on the part of such Investor to execute, deliver and perform this Agreement. This Agreement, and all documents required to be executed and delivered by each of the Investors hereunder, constitute or will constitute, legal, valid and binding obligations of such Investor enforceable in accordance with their terms.

4.02 No Conflict: Neither the execution and delivery of this Agreement and all documents required to be executed and delivered by the Investors hereunder, nor the Investors' performance of the transactions contemplated herein will (i) result in a violation or breach of any provision of or constitute a default under the By-laws, charter or other constitutive documents of any of the Investors or any subsequent amendments thereto; (ii) conflict with, violate or result in a breach, acceleration or termination of any provisions or constitute a default under any term or provision of any Lien, shareholder agreement, indenture, loan agreement, promissory note, credit agreement, security agreement, lease, license, deed of trust, order, arbitration, award, judgment, decree, rule, regulation, law, contract, instrument or other agreement to which any of the Investors is a party or by which any of the Investors is otherwise subject or bound; and/or (iii) violate or conflict with any law, rule, regulation, decree or order, judicial or otherwise, to which any of the Investors is subject or bound.

4.03 Compliance with Laws: The Investors have complied with and are in compliance with all federal, state and local laws, statutes, executive orders, licensing requirements, rules, regulations and judicial and/or administrative decisions and/or ordinances applicable to its business, the products manufactured and sold by the Investors, the services which the Investors provide, the assets owned and leased by the Investors and/or any combination of such activities. None of the Investors has knowledge of any pending or threatened investigation by any governmental body or agency with regard to the operations of the Investors' businesses.

4.04 Litigation: There is no administrative, governmental or judicial suit, claim, action, arbitration, proceeding or investigation (whether federal, state or local) to which the Investors are parties, pending or threatened, (i) which could relate to or affect the Investors or (ii) against the Investors for the purposes of challenging, enjoining or preventing the execution or delivery of this Agreement, the performance of the terms and conditions hereof or the consummation of the transactions contemplated hereby. None of the Investors knows of any basis upon which any such suit, claim, action, arbitration, proceeding or investigation could be brought or initiated. The Investors are not bound by, subject to or in default under any order, judgment, award, writ, injunction or other ruling of any court, administrative or governmental authority.

4.05 Bankruptcy: No proceedings, whether voluntary or involuntary, are pending or, , threatened against any of the Investors, nor are the Investors contemplating any such proceedings, under the bankruptcy laws and/or receivership or similar laws of their jurisdiction of incorporation.


                                    Section V

                    Indemnification by Algar; Survival Period

5.01 Algar' Indemnification Obligations: Algar hereby irrevocably and unconditionally agrees to indemnify and hold the Investors, Xtal and/or the Company (as the case may be) harmless from and against any and all loss, damage or costs, including lost profits, associated with or arising from:

         a. any misrepresentation or breach of warranty or non-fulfillment of or failure to perform any covenant or agreement contained in this Agreement or in each Annex or Exhibit attached hereto;

         b. the value of any asset(s) which is (are) accounted as an asset of Xtal on the Closing Date and which are missing or are not located by the Investors within 30 days after the Closing Date;

         c. any costs or liabilities, including lost profits, disclosed or undisclosed arising from acts, facts, conditions or omissions which existed at or occurred on or before the Closing Date and which have not been recorded in the Closing Balance Sheet or, provided that, in the event that provisions have been made in the Closing Balance Sheet in respect to such costs or liabilities, the obligations of the Seller under this Section 5.01 shall be limited to the amount of such cost or liability in excess of any related provision.

5.02 Tax and Labor Indemnification Obligations: Any and all liabilities or contingencies arising out of or in connection with any Tax or Labor matters for acts, facts or omissions which existed at or occurred on or before the Closing Date, not properly recorded and duly provisioned for by Xtal until the Closing Date, disclosed or not to Investors, shall be solely borne by Algar, which shall hold Investors, Xtal and/or the Company harmless from and against any and all loss, damage or costs related thereto, provided that, in the event that provisions have been made in the Closing Balance Sheet in respect to such contingencies or liabilities, the obligations of the Seller under this Section 5.02 shall be limited to the amount of such contingency or liability in excess of any related provision.

5.03 Environmental Indemnification Obligations: Any and all liabilities or contingencies arising out of or in connection with any Environmental matters including but not limited to the existence of soil and/or water contamination (surface or underground) in the property, for acts, facts, conditions or omissions which existed at or occurred on or before the Closing Date, disclosed or not to Investors, shall be solely borne by Algar, which shall hold Investors, Xtal and/or the Company harmless from and against any and all loss, damage, expenses, penalties, indemnity payments or costs related thereto, including costs of remediation and/or mitigation. For such purpose Investors and/or Xtal commit to inform Algar within 10 (ten) business days about any event that Investors believes would give rise to Algar's Indemnification Obligations. Should Investors become a party in any judicial or administrative suit regarding occasional environmental liability existing in the property, Algar shall present the due defense replacing Investors. Algar will be entirely responsible for all costs, expenses and fees resulting from such suit. In the event that there is imminent risk that Investors' and/or Xtal's operations will be suspended, Investors and/or Xtal may, at their own discretion, take all the applicable measures to avoid such fact, paying penalties and celebrating settlements or commitment terms. Algar shall integrally reimburse Investors and/or Xtal for the expended amounts, including costs and expenses, regarding the measures adopted by Investors and/or Xtal.

5.04 Indemnification Mechanisms: Algar' indemnification obligations under this Section 5 ("Algar' Indemnification Obligations") are subject to the following procedures:

         a. In the event that the Investors, Xtal or the Company become aware of any event that they believe would give rise to Algar' Indemnification Obligations under this Section 5 (the "Claim"), the Investors shall within fifteen (15) business days, notify Algar, who shall have the right to defend, at their expense, all such Claims. In such case, Investors, Xtal and the Company shall fully cooperate with Algar giving Algar full access to the relevant documentation, files and records of Xtal in possession of Investors or Xtal and the right to interview directors, officers and employees. It is expressly agreed and understood that in the event of a third party claim Investors, Xtal or the Company shall in no circumstance be required to defend Algar, should Algar fail to do so. Notwithstanding the foregoing, in the event of a third party claim, Algar shall, at all times and for so long as the defense proceedings may last, keep Investors, Xtal or the Company abreast on the developments of such defense, providing Investors, Xtal and the Company, at the Investors', Xtal's or the Company' request, with any and all information and writings filed by Algar with the relevant court. Notwithstanding the foregoing, in the event that the Claim is related to the value of any asset(s) which is (are) accounted as an asset of Xtal and/or the Company on the Closing Date and which are missing or are not located by the Investors after the Closing Date, Algar shall within fifteen (15) Business Days from receipt of the Investors'notice reimburse the Investors for such value or deliver a defense to Investors in respect of the Claim.

         b. Defense by Algar against any Claim shall be made through such attorneys as Algar may then indicate, provided that such attorneys in the case of third party claims shall be reasonably satisfactory to Investors, Xtal and the Company and Algar shall bear any and all relevant attorneys' fees and all other related costs and expenses. Any judicial deposit bonds or other guarantees which may be necessary, or required by the relevant court or governmental authority for the implementation of the defense shall be provided by Algar. Should a favorable decision be obtained, any such guarantees shall revert to the benefit of Algar, as determined by the final decision in the defense proceedings. Failure by Algar to assume the defense of any Claim within 30 (thirty)-business days or within the applicable legal period entitles the Investors or Xtal or the Company to immediately claim indemnification from Algar under the provisions of this Section.

         c. To the extent that Algar' defense of any claim proves unsuccessful, after all available rights of appeal have been exhausted, the Algar shall pay the claim directly to the claimant and provide to Investors or Xtal evidence of such payment or, as the case may be, shall pay directly to Investors or Xtal the amount of the claim. .

         d. Notwithstanding the foregoing, the Investors or Xtal or the Company will be entitled to mandate settlement by Algar of the underlying obligation in lieu of recognizing Algar' right to defend, should the Investors, after consultation with Algar and based on legal advise from Tozzini, Freire or a counsel acceptable to Algar, in good faith determine that defense by Algar will prevent Xtal or the Company from continuing to do business or operate an essential part of its activities; provided that advisors for both Algar and the Investors determine that no action can be taken to eliminate such effects to Xtal or the Company. In such case, the Investors shall notify Algar in writing indicating the disadvantageous impact of a defense over the business and operations of Xtal or the Company.

         e. It is hereby expressly agreed by the Investors and Algar that any indemnity payments by Algar to the Investors or to Xtal or the Company pursuant to this Section shall be made free and clear of any penalties, costs, expenses and legal fees, which amounts shall be borne by Algar.

         f. In the event that provisions have been made in the Closing Balance Sheet in respect of any of Algar's Indemnification Obligations under this Section 5, and after the execution of the procedures set forth herein, Algar is required to indemnify the Investors, Xtal and/or the Company, the Investors, on a joint and several basis, shall (i) reimburse to Algar the full amount of such provision if the related indemnification is paid directly to the claimant by Algar or (ii) reimburse to Algar the amount, if any, by which the provision exceeds the related indemnification if such indemnification is paid by Algar to the Investors, Xtal and/or the Company.

         g. Any amounts which fail to be paid by Algar as required by the provisions of this Section on the date such amounts have to be paid shall be subject to (i) indexation on the basis of the Indice Geral de Precos - Mercado-IGPM as disclosed by Fundacao Getulio Vargas (in accordance with the applicable legislation then in force), and (ii) default interest at the rate of one percent (1%) per month.

5.0.5 Pledge of Shares: In addition to the representations, warranties and covenants described herein, Algar shall pledge to the Investors all of the Company's shares that it continues to hold to this date, being obliged to execute all the documents necessary for its enforcement, including, but not limited to, any required registration in the Company's appropriate corporate books.

5.06 Survival: Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the representations, warranties, agreements and obligations contained in this Agreement, any Annex hereto or in any certificate delivered thereunder shall survive the Closing Date for a period corresponding to the applicable statute of limitations, which in any case should not exceed for a term longer than five (5) years from the date hereof, with the sole exception of environmental liabilities, liabilities relating to real estate, income tax, social security and "Fundo de Garantia de Tempo de Servico - FGTS" which will subsist for a period corresponding to the applicable statute of limitations or ten (10) years, whichever is greater.


                                   Section VI

                                  Miscellaneous

6.01 Notices: Any notices, requests, claims, demands, instructions and other communications to be given hereunder to any party shall be in writing and delivered in person, sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission with a confirmed telephonic transmission answer back, to the following addresses (or at such other address or number as is given in writing by other party to the other pursuant hereto):

         If to FCI:           FiberCore, Inc.
                              P.O. BOX 180
                              253 Worcester Road
                              Charlton, MA 01507, U.S.A
                              Att: Dr. Mohd Aslami

         If to FCI Brazil:    FiberCore Ltda.
                              Rua Libero Badaro, 293, 19th floor
                              CEP 01095-900
                              Sao Paulo - SP
                              Brazil
                              Att: Regina R. do Valle

         If to Algar:         Algar S.A. - Empreendimentos e Participacoes
                              Avenida Alexandrino Garcia, 2689
                              Distrito Industrial, Uberlandia
                              Att: Nelson Cascelli Reis

         If to Xtal:          Xtal Fibras Opticas S.A.
                              Avenida Alexandrino Garcia, 2689 - Sala 8
                              Distrito Industrial, Uberlandia
                              Att: Antonio Carlos de Campos

         If to Company:       Mamore Participacoes S.A.
                              Alexandrino Garcia, 2689, cj. 07, Sala A
                              Distrito Industrial, Uberlandia
                              Att: Antonio Carlos de Campos

6.02 Amendments: This Agreement may be amended only upon the mutual written consent of the Parties hereto.

6.03 Entire Agreement: This Agreement, including the Annexes and Exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties. There are no representations, warranties, undertakings or agreements between the parties with respect to the subject matter of this Agreement except as set forth herein.

6.04 Non-Competition: Algar agrees that until the third anniversary of the Closing Date, neither they nor any of their relatives, affiliates, subsidiaries or managers shall knowingly or intentionally engage or, in any manner, participate, directly or indirectly, in the type business conducted by Xtal or the Company, in any manner except on behalf of Investor.

6.05 Non-Assignability: None of the parties hereto may assign its rights, interests, obligations or liabilities under this Agreement or delegate its duties without the prior written consent of the other party. This Agreement and all of the provisions and Annexes hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.06 Further Assurances: Consistent with the terms and conditions hereof, each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other instruments, certificates, and other documents as any other party hereto may reasonably require in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.07 Third Party Beneficiaries: Except as specifically set forth or referred to herein, nothing expressed or implied is intended or shall be construed to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

6.08 Headings: The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

6.09 Choice of Law: This Agreement shall be governed by, and construed in accordance with, the laws of Brazil.

6.10 Dispute Resolution: Any controversy or claim arising out of or relating to this Agreement, the agreements or instruments executed and delivered in connection herewith, and the transactions contemplated hereby, or the breach of any of the foregoing, shall be settled by arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association ("AAA)" Rules, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be in the City of Sao Paulo, Brazil, and it shall be conducted in Portuguese. The arbitration shall be conducted by three arbitrators. The claimant shall appoint an arbitrator in its "Request for Arbitration", and the respondent shall appoint an arbitrator in its "Answer". If either party fails so to appoint its arbitrator, then that arbitrator for such party shall be appointed by the AAA. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator (i) within 30 days after the respondent has notified claimant of the appointment of the respondent's arbitrator, or (ii) in the event of a failure by either party to appoint an arbitrator, within 30 days after the AAA has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint its arbitrator. If the first two arbitrators appointed fail to appoint a third arbitrator within the time period prescribed above, then the AAA shall appoint the third arbitrator. The third arbitrator shall act as a chairperson of the tribunal. The parties agree that either party may need to obtain interim injunctive relief from a court. Therefore, a request for interim injunctive relief by a party to a court, either before or after the arbitration proceedings have been initiated in accordance with the AAA Rules, shall not be deemed incompatible with, or a waiver of, any provisions of this section. For such purpose, the parties elect the courts sitting in the City of Sao Paulo, State of Sao Paulo, excluding any other, however privileged it may be. In addition to the authority conferred in the arbitration tribunal by the AAA Rules, the arbitration tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may be deemed just and equitable. The arbitration award shall be in writing, state the reasons for the award, be final and binding on the parties, and be enforceable in accordance with its terms. The parties agree that the award is to be considered as a settlement of any dispute hereunder between them and shall accept it as the true expression of their own determination in connection therewith. The arbitration tribunal may award any relief available and appropriate under the Law governing this Agreement, including specific performance. The award may include an award of costs, including reasonable attorney's fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. The parties agree and covenant not to use the arbitration procedure set forth herein if on the date on which a dispute arises hereunder, the applicable laws and the Brazilian prevailing case-law allow Brazilian courts to reexamine the merits of a decision handed out by means of arbitration. In this case, the disputes shall be settled by the courts sitting in the City of Sao Paulo, State of Sao Paulo, Brazil.

6.11 Severability: In the event any term or provision of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect any other term or provision of this Agreement and the parties shall endeavor to replace the invalid or null and void provision(s) with such which correspond best to the intentions of the parties hereto.

In witness whereof, the Parties have executed this Agreement in [five (5)] counterparts of same tenor and content, on the date and in the place herein before stated, in the presence of the two undersigned witnesses.






                                            -----------------------------------
                                            FiberCore, Inc.
                                            By:     Mohd A. Aslami
                                            Title:  President - Chief Executive
                                                    Officer




                                            -----------------------------------
                                            Algar S.A.
                                            By: Jose Mauro Leal Costa
                                            Title:   Chief Executive Officer
                                            By: Nelson Cascelli Reis
                                            Title: Attorney-in-fact




                                            -----------------------------------
                                            Xtal Fibras Opticas S.A.
                                            By: Jose Mauro Leal Costa
                                            Title:   President
                                            By: Antonio Carlos Campos
                                            Title: Managing Director




                                            -----------------------------------
                                            Mamore Participacoes S.A.
                                            By: Jose Mauro Leal Costa
                                            Title: Attorney-in-fact
                                            By: Nelson Cascelli Reis
                                            Title: Attorney-in-fact

Witnesses:

1.
    -----------------------------------
    Name: Giseli Aparecida Perez Araujo
    RG: 16.978.964
    CPF: 074.393.068-13


2.
    -----------------------------------
    Name: Eliane Barbosa Mari
    RG: 8.690.203
    CPF: 762.429.948-87